Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement, Pre-Effective Amendment No. 1 to Form S-4, of Community Banks, Inc. and to the incorporation by reference therein of our reports dated March 9, 2006, with respect to the consolidated financial statements and the effectiveness of Community Banks’ internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP

Harrisburg, Pennsylvania

January 27, 2007